Exhibit 99.H.29

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the :2nd day) of November, 2017. by and between EXCHANGE TRADED CONCEPTS TRUST (the “Trust”) on behalf of each series listed on Appendix A hereto (hereinafter each a “Series” and collectely, the “Series”) (as such Appendix be amended from time to time) and THE BANK OF NEW YORK MELLON. a New York corporation authorized to do a banking business having its principal office and place of business at 225 Liberty Street, New York, New York 10286 (the “Bank”).

WHEREAS. each Series will ordinarily issue for purchase and redeem shares of such Series (the “Shares”) only in aggregations of Shares known as “Creation Units” (currently) __shares) (each a “Creation Unit”) principally in kind:

WHEREAS. The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”). or its nominee (Cede & Co.). will be the registered owner (the “Shareholder”) of all Shares; and WHEREAS. the Trust. on behalf of the Series. di:sires to appoint the Bank as its transfer agent. di\'idend disbursing agi:nt. and agent in connection with cenain other activities. and the Bank desires to accept such appointment;

NOW. THEREFORE. in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

I. Terms of Appointment: Duties of the Bank

1.1 Subject to the tems and conditions set forth in this Agreement. the Trust hereby employs and appoints the Bank to act as, and the Bank agrees to act as, its transfer agent for the authorized and issued Shares, and as the Trust's dividend disbursing agent.

1.2 Pursuant to such appointment the Bank agrees that it will perfonn the following services:

(a) In accordance with the terms and conditions of this Agreement and Panicipant Agreements prepared by the Trust's distributor (“Distributor”), a copy of which is attached hereto as Exhibit A. the Bank shall:

(i) Perfom1 and facilitate the performance of purchases and redemption of Creation Units:

(ii} Prepare and transmit b means of DTC"s book-cntr: system payments for dividends and distributions on orw ith respect to the Shares declared b) the Trust on behalf of the applicable Series: (iii) Maintain the record of the name and address or the Shareholder and the number of Shares issued b) the Series and held b) the Shareholder:

(iv) Record the issuance of Shares of the Series and maintain a record of the total number of Shares of the Series which are outstanding. an<l. based upon data pro, ided to it b) the Trust, the total number of authorized Shares. The Bank shall ha\'e no obligation, ,,hen recording the issuance of Shares. to monitor the issuance of such Shares or to take cognizance or any law s relating to the issue or sale of such Shares, "hich functions shall he the sole rcsponsibilit) of the Trust.

(\) Prepare and transmit to the Trust and lhe Trust's administrator and to an) applicablr securities exchange (a.s specified to the Bank b) the Trust or its administrator) information ,, ith respect to purchases and redemptions of Shares:

(vi) On days that the Trust ma) accept orders for purchases or redemptions, calculate and trnnsmit to the Distributor and the Trusrs administrator the number of outstanding Shares:

(, ii) On da) s that the Series ma) accept orders for purchases or redemptions (pursuant to the Panicipant Agreement). transmit to the Bank. the Trust and DTC the amount of Shares purchased on such dn);

(viii) Confirm to DTC the numher of Shares issued tu the Shareholder. as DTC ma) reasonabl) request:

( ix) Prepare and delh er other repons. infonnation and documents to DTC as DTC ma) reasonabl) request:

(x) Extend the ,oting rights to the Shareholder for extension h} DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for bool..-cnt onl) securities:

(xi) Distribute or maintain. us dircclcd by lhc Trust. amounts related to purchases and redemptions of Creation Units. di\·ide nds and distributions. variation margin on dcrivati\'e securities and collate ral:

(xii) Maintain those books and records of lhe Trust specified by lhe Trust in Schedule A attached hereto: (xiii) Prepare a month!) report or all purchases and redemptions or Shares during such month on a gross transaction basis. and identify on a dail) basis the net number of Shares either redeemed or purchased on such Busi ness Day and w i1h respect to each Authorized Pnnicipant purchasing or redeeming Shares, the amount of Shares purchased or redeemed:

(xh) RccdH from lhc Distributor (ns defined in the Purticipanl Agreement) or from its agent purchase orders from Authorized Panicipams (ns defined in thl? Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted b) or on behalf of the applicable Series b) the Distributor. transmit appropriate trade ins truction . to the National Securities Clearance Corporation. if applicable. and pursuant 10 such orders issue the appropriate number of Shares of such Serie:. and hold such Shares in the account of the Shareholder for each of the respective Series:

(X\) The Distributor will recdve from the Authorized Participants redemption requests and ddi,er the appropriate documentation thereof to The Bank of New York Mellon as ustodian for the Trust and the Bunk will transmit appropriate trade instructions to the National Securities Ch:arance Corporation. if applicable. and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder: and

(xvi) Confinn the name, U.S taxpa) er identification number and principle place of business of each Authorized Pnnicipnm.

(xvii) The Bank ma)' execute transactions directl "ith Authorized Participants to the c:-.tenl neccSSa!) or appropriate to enable the Bani.. to earl) out an) of the duties set forth in items (i) through (xvi) abo, e.

(:.,;, iii) Except as otherwise instructed by the Trust. the Bank shall process alI transactions in each Series in accordance w ith the policies and procedures mutually agreed upon betw een the Trust and the Bank. receh ed in good order from the Distributor before an) cu1-01Ts estoblishcd b) the Trust. and such other matters set forth in items (i) through IX\'i) abO\ e as these policies and procedures are intended to address.

(b) The Bank ma) maintain and manage. ns agent for the Trust. such accounts as the Bank shall deem necessa!') for the perfonnance of its duties under this Ag.reemenl. including. but not limited to. the processing. of Creation Unit purchases and redemptions: and the pa) menl of dividends and distributions. The Bank ntll) maintain such accounts u1 financial institutions deemed appropriate b) the Bank in accordance w ith applicable la,, .

(c) In addition to the ser\'ices sci forth in the above sub-section I . 2ta). the Bani.. shall: perfonn the customary services of a transfer agent and dividend disbursing agent including. but not limited 10. maintaining the account of the Shareholder. maintaining the items set forth on Schedule A attached hereto. and perfonning such ser\'ices identified in each Participant Agreement.

(d) The follon ing shall be deli\'crcd to OTC participants as identified by OTC as the Shareholder for book-entl) onl) securities:

( i) Annual and semi-annual reports of the Series:

(ii) ) Trust proxies. proX) stalemenb and olht!r pros) soliciting. materials:

including stickers: and

(iii) Series prospectus and amendments and supplemen t!. ther to,

(i\) Other communications as the· 1 rust ma) from time 10 time identit as required b) law or as the Trust ma) rcasonabl) request

(v) The Bank shall provide additional services, if any, as may be agreed upon in writing by the Trust and the Bank.

(e) The Bank shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the 1940 Act and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the "Rules"), all such books and records shall be the property of the Trust, will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

2. Fees and Expenses

2.1 The Bank shall receive from the Trust such compensation for the Transfer Agent's services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

2.2 In addition to the fee paid under Section 2.1 above, the Trust agrees to reimburse the Bank for reasonable out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule or relating to dividend distributions and reports (whereas all expenses related to creations and redemptions of Trust securities shall be borne by the relevant Authorized Participant in such creations and redemptions). In addition, any other expenses incurred by the Bank at the request or with the consent of the Trust, will be reimbursed by the Trust.

2.3 The Trust agrees to pay all fees and reimbursable expenses within ten business days following the receipt of the respective billing notice accompanied by supporting documentation, as appropriate. Postage for mailing of dividends, proxies, Trust reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Trust at least seven (7) days prior to the mailing date of such materials.

2.4 The Trust hereby represents and warrants to the Bank that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the Bank or to the adviser to, or sponsor of, the Trust in connection with this Agreement, including, but not limited to, any fee waivers, reimbursements, or payments made, or to be made, by the Bank to such adviser or sponsor or to any affiliate of the Trust relating to this Agreement have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, and any such fees, expenses, and benefits.

3. Representations and Warranties of the Bank

The Bank represents and warrants to the Trust that:

It is a banking company duly organized and existing and in good standing under the laws of the State of New York.

It is duly qualified to carry on its business in the State of New York.

It is empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into, and perform its obligations under, this Agreement.

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4. Representations and Warranties of the Trust

The Trust represents and warrants to the Bank that:

It is duly organized and existing and in good standing under the laws of Delaware.

It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

It is an open-end management investment company registered under the 1940 Act.

A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Series has or will become effective, will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Series being offered for sale.

5. Indemnification

5.1 The Bank shall not be responsible for, and the Trust shall indemnify and hold the Bank and its directors, officers, employees and agents harmless from and against, any and all losses, damages, costs, charges, counsel fees, including, without limitation, those incurred by the Bank in a successful defense of any claims by the Trust, payments, expenses and liability ("Losses") which may be sustained or incurred by or which may be asserted against the Bank (i) in connection with or relating to this Agreement or the Bank's actions or omissions with respect to this Agreement, unless such Losses have arisen as a result of the Bank's bad faith, gross negligence, or willful misconduct, or by the Bank's reckless disregard of its duties and obligations under this Agreement, or (ii) as a result of acting upon any instructions reasonably believed by the Bank to have been duly authorized by the Trust or upon reasonable reliance of information or records given or made by the Trust; except for any Losses for which the Bank has accepted liability pursuant to Article 6 of this Agreement.

5.2 The Trust shall not be responsible for, and the Bank shall indemnify and hold the Trust harmless against, any and all Losses caused by: (i) the Bank's bad faith, gross negligence, or willful misconduct, or of the Bank's reckless disregard of its duties or obligations under this Agreement; (ii) the Bank's material breach of any representation or warranty hereunder; or (iii) the Bank's material violation of any applicable law or regulation of any governmental authority that maintains jurisdiction over the Bank as such relates to the Bank.

6. Standard of Care and Limitation of Liability

The Bank shall have no responsibility and shall not be liable for any Losses, except that the Bank shall be liable to the Trust for direct money damages caused by its own bad faith, gross negligence or willful misconduct or that of its employees, or its breach of any of its representations or warranties hereunder, or material violation of any applicable law or regulation of any governmental authority that maintains jurisdictions over the Bank as such relates to the Bank. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and not Section 4-209 of the Uniform Commercial Code which shall be superseded by this Article. In no event shall either party be liable to the other for special, indirect or consequential damages, regardless of the form of action and even if the same were foreseeable. For purposes of this Agreement, none of the following shall be or be deemed a breach of the Bank's standard or care:

(a) The reasonable reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any previous transfer agent or registrar.

(b) The reasonable reliance on, or the carrying out by the Bank or its agents or subcontractors of, any instructions or requests of the Trust or instructions or requests on behalf of the Trust.

(c) The offer or sale of Shares by or for the Trust in violation of any requirement under the federal securities laws or regulations, or the securities laws or regulations of any state that such Shares be registered in such state, or any violation of any stop order or other determination or ruling by any federal agency, or by any state with respect to the offer or sale of Shares in such state.

7. Concerning the Bank

7.1

(a) The Bank may employ agents or attorneys-in-fact which are not affiliates of the Bank with the prior written consent of the Trust (which consent shall not be unreasonably withheld), and shall not be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of such agents or attorneys-in-fact, provided that the Bank acts in good faith and with reasonable care in the selection and retention of such agents or attorneys-in-fact and provided that such delegation shall not discharge the Bank of any of its obligations hereunder.

(b) The Bank may, without the prior consent of the Trust, enter into subcontracts, agreements and understandings with any Bank affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge Bank from its obligations hereunder.

7.2 The Bank shall be entitled to reasonably rely upon any written or oral instruction actually received by the Bank and reasonably believed by the Bank to be duly authorized and delivered. The Trust agrees to forward to the Bank written instructions confirming oral instructions by the close of business of the same day that such oral instructions are given to the Bank. The Trust agrees that the fact that such confirming written instructions are not received or that contrary written instructions are received by the Bank shall in no way affect the validity or enforceability of transactions authorized by such oral instructions and effected by the Bank. If the Trust elects to transmit written instructions through an on-line communication system offered by the Bank, Trust's use thereof shall be subject to the terms and conditions associated with such system.

7.3 The Bank shall establish and maintain a disaster recovery plan and back-up system satisfying the requirements of its regulators (the "Disaster Recovery Plan and Back-Up System"). The Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control which are not a result of its gross negligence, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; epidemics; riots; interruption, loss or malfunctions of transportation, computer (hardware or software) or communication services; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation, provided that the Bank has established and is maintaining the Disaster Recovery Plan and Back-Up System, or if not, that such delay or failure would have occurred even if the Bank had established and was maintaining the Disaster Recovery Plan and Back-Up System. Upon the occurrence of any such delay or failure the Bank shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances.

7.4 The Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and the Participation Agreement, and no covenant or obligation shall be implied against the Bank in connection with this Agreement, except as set forth in this Agreement and the Participation Agreement.

7.5 At any time the Bank may apply to an officer of the Trust, but is not obligated to do so, for written instructions with respect to any matter arising in connection with the Bank's duties and obligations under this Agreement, and the Bank, its agents, and subcontractors shall not be liable for any action taken or omitted to be taken in good faith in accordance with such instructions. Such application by the Bank for instructions from an officer of the Trust may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted to be taken by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Bank has received written or oral instructions in response to such application specifying the action to be taken or omitted. In connection with the foregoing, the Bank may consult with legal counsel of its own choosing and at the Bank's expense, but is not obligated to do so, and advise the Trust if any instructions provided by the Trust at the request of the Bank pursuant to this Article or otherwise would, to the Bank's knowledge, cause the Bank to take any action or omit to take any action contrary to any law, rule, regulation or commercially reasonable practice for similarly situated service providers. In the event a situation or circumstance arises whereby the Bank adopts a course of conduct in reliance upon written legal advice it has received (which need not be a formal opinion of counsel) and the course of conduct is not identical to the course of conduct contained in the instructions received from the Trust, the Bank may rely upon and follow the written legal advice without liability hereunder provided the advice obtained is reasonable and was in accordance with generally accepted industry standards, the Bank otherwise acts in compliance with this Agreement and the Bank notifies the Trust of its determination.

7.6 The Bank, its agents and subcontractors may act upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by or on behalf of the Trust by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

7.7 The Bank shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Bank in connection with the services provided by the Bank hereunder. Notwithstanding the foregoing, the parties hereto acknowledge that the Trust shall retain all ownership rights in Trust data residing on the Bank's electronic system.

7.8 Notwithstanding any provisions of this Agreement to the contrary, the Bank shall be under no duty or obligation to inquire into, and shall not be liable for:

(a) The legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of the Trust to request such issuance, sale or transfer;

(b) The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the Trust to request such purchase;

(c) The legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend; or

(d) The legality of any recapitalization or readjustment of the Shares.

8. Providing of Documents by the Trust and Transfers of Shares

8.1 The Trust shall promptly furnish to the Bank with a copy of its Declaration of Trust and all amendments thereto.

8.1 In the e\cnt that DTC ceases to be the Shareholder, the Bank shall re-register the Shares in the name of the successor 10 OTC os Shareholder upon receipt b) the Bani... of such documentation and assurances as ii may reasonabl) require.

8.3 The Bani. hall ha\e no responsibilil) what!>OC\er with respec1 to of an) bcndicial interest in an) of the Shares Ow ned b) the Shareholder.

8.4 The Trust shall deli\ er 10 the Bank the follow ing documents on or before the effecth e date of an) increase. decrease or other change in the total number of Shares authorized to be issued:

(a) A cenilied cop) of the amendment to the Trust's Declaration of Trust "ith respect to such increase:. decrease or change:. and

(b) An opinion of counsd for the Trust. in a fonn satisfuctot: to the Bank. w ith respect 10 (i) the validit) of the Shan!S. the obtaining of all nt!cessary govemmcntol consents. whether such Shares ore fUII) paid and non-assessable and the stalllS of such Shares under the Securities Act of 1933. as amended. and an other applkable federal law or regulations ( i.e.o if subject 10 registration. that the) ha\e been registered and that the Registration Statement has become effective or. if e:-.empl. the specific grounds therefore). Iii) the status of the Trust ,, ilh regard to the 1940 Act. and (iii) the due and proper listing of the Shares on all applicable securities e:-.changes.

8.5 Prior to the issuance of an) additional Shan:s pursuant to stock di\'idends, stock splits or othcrn ise. and prior 10 any reduction in the number of Shares outstanding. the Trust shall deli\'er to the Bank:

(a) A l!ertified cop) of the order or consent of each governmental or rcgulator: amhority required b) law as a prerequislle to the issuance or reduction of such Shares. ns the case ma) be. and an opinion of counsel for the Trust that no other order or consent is required: and

, b) An opinion of counsel for the Trust. in a form satisfactol') to the Bani.... w ith respect to (i) the validit) of the Shares. the obmining of all necessary gO\ r;:mmcntnl consents, whe1her such Shares are full) paid and non-assessable and the status of such Shares under the Sr;:curities Act of 1933. as amcnMd, and an} other applicable foderal (aw or regulations I Le.o if subjr;:ct to registration. that the) ha\ e been rr;:gistered and thal the Registration Statement has become cffecthc or. if e cmpt. the specific grounds therefore). (iiJ the status of the Trust with regard 10 1he 1940 Act. and (iii) the due and propcr listing of the Shares on ull applicable securities exchanges.

8,6 The Bank and the Trust agree that all books. records. confidential. non-public. or proprictal') information and data pertninmg lo thr;: business of the other part) w hich arr;: exchanged or reci?ived pursuant to the negotiation or the can)ing out of this Agreement shall remain confidential. and shall not be \'oluntarily disclosed 10 any pcrson other than its auditors. accoumants. regula1ors. employees. agents. attorneys-in-foci or counsel. except as may be, or ma) become required b) la,w b) administrative or judicial order or by rule. The foregoing confidentiality obligati on shall not app l · to an) information to the extent: (i) it is alread) known 10 the receh ing part) at the time it is obtained: (ii) it is or becomes publicl) known or a,ailable through no wrongful act of the receiving party; (iii) it is rightfully received from a third party who, to the receiving party's knowledge, is not under a duty of confidentiality; (iv) it is released by the protected party to a third party without restriction; or (v) it has been or is independently developed or obtained by the receiving party without reference to the information provided by the protected party. Without limiting the generality of the foregoing, the Bank acknowledges and agrees that the Series are prohibited by law from making selective public disclosure of information regarding portfolio holdings, that disclosure of any and all such information to the Bank hereunder is made strictly under the conditions of confidentiality set forth in this Section 8.6 and solely for the purposes of the performance of services hereunder, that any misuse of such information (including without limitation any disclosure to others by the Bank or any of its employees or agents, or any trading on the basis of such information by anyone in receipt of such information) may constitute a criminal offense of trading on or tipping of material inside information regarding publicly traded securities, that access to any and all such information regarding portfolio holdings of a Series should be restricted to those persons needing such information in the course of the performance of duties hereunder, and that the Bank shall apprise all such persons having access of the obligation hereunder and under applicable law.

8.7 In case of any requests or demands for the inspection of the Shareholder records of the Trust, the Bank will promptly employ reasonable commercial efforts to notify the Trust and secure instructions from an authorized officer of the Trust as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

9. Termination of Agreement

9.1 The term of this Agreement shall be one year commencing upon the date hereof (the "Initial Term") and shall automatically renew for additional one-year terms (each a "Subsequent Term") unless either party provides written notice of termination at least ninety (90) days prior to the end of the Initial Term or any Subsequent Term or, unless earlier terminated as provided below:

(a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party breaches any material provision of this Agreement, including, without limitation in the case of the Trust, its obligations under Section 2.1, provided that the non-breaching party gives written notice of such breach to the breaching party and the breaching party does not cure such violation within 90 days of receipt of such notice.

(b) Either party hereto may terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following: (i) a party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding; (ii) a party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against the party any such case or proceeding; (iii) a party makes a general assignment for the benefit of creditors; or (iv) a party states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due. Either party hereto may exercise its termination right under this Section 9.1(b) at any lime after the occurrence of an) of the foregoing e, ents notwithslanding thal such evcnl ma> cease 10 be continuing prior to such exercise. and an) dela) in exercising this right shall not be construed as a waiver or other e;x1ing.uishment of that right.

9.2 Should the Trust exercise its righl to terminate. ull out-of-pocket expenses associated "i1h the movement of records and material ,, ill be borne b) the Trust

9.3 I he tem1s of Article ::? ( w ith respect to fees and expenses incurred prior to tcnnination). Article 5 and Article 6 shal\ sun ivc an) termination of this Agreement.

I 0. Additional Series

In the event that the Tnist establishes one or mor..: additional series of Shares w ith respect to ,, hich it desires to ha\ e the Bank render services as transfor agent under the terms hereof. it shall so notif)· the Bank in w riling. and if the Bani. agrees in writing to provide such sen ices. such additional issuance shall become Shares hereunder .

11. Assignment

11.1 Neither this Agreement nor any rights or ohligations hereunder ma} be assigned b) either part) ,, ithout the written consent of the other part).

11.2 This Agreement shall inure to the benefit of and be binding upon thc partii:s and their rcspccthc pem1i11cd successors and assig ns.

l 2. Se\'erabilitv and Beneficiaries

12.1 In case any pro\'ision m or obligation under this Agreement shall be invalid. illegal or unenforceable in an) jurisdiction. th,e alidit). the legalit) and enforceability of the remaining provisions shall not in any w a) be affected thereby prO\ ided obligation of th!:! rrust to pay is conditioned upon provision of sel'\ ices, 12.2 This Agreement is solel) for the benefit of the Bank nnd the Trust. nnd none of an) Participant (as defined in the Participation Agreement). the Distributor, an) Shareholder or beneficial owner of any Shares shall be or be deemed a third part bcncliciar) of this Agn:cment

13. Amendment

This Agreement may be amended or modified b) a \Hitten agreement executed b: both parties.

14. New York Law lo Appl\

This Agreement shall be construed in accordance with the substantive law s of the State of New York. without rc:gard 10 conflicts of laws principles thereof. The Trust and the Bank hereb consent to the jurisdiction of a state or foderal court situated in Ne,\ York Cit . Ne,, York in connection with any dispute arising hereunder. The Trust hereby irrevocabl) "ah es, to the fullest extent pennitted by applicable la,,. an) objection which it may nm, or hc:reafter have to the laying of venue of any such proceeding brought in such a court and an) claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Trust and the Bank each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

15. Merger of Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16. Notices

All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

If to the Bank:

The Bank of New York Mellon

2 Hanson Place

Brooklyn, NY 11217

Attention: ETF Operations

with a copy to:

The Bank of New York Mellon

225 Liberty Street

New York, New York 10286

Attention: Legal Dept. – Asset Servicing

If to the Trust:

Exchange Traded Concepts Trust

10900 Hefner Pointe Drive, Suite 207

Oklahoma City, Oklahoma 73120

Attention: J. Garrett Stevens

17. Information Sharing

The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the "BNY Mellon Group"). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the "Centralized Functions") in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Trust consents to the disclosure of and authorizes the Bank to disclose information regarding the Trust ("Customer-Related Data") to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) the Bank may store the names and business contact information of the Trust's employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer. The Trust confirms that it is authorized to consent to the foregoing.

18. Counterparts

This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page follows.]

IN WITNESS w' HEREOr . 1he parties hereto ha\ c caused 1his Agreement 10 be executed in their names and on their behalf by and through their du! authorized omccrs. as of the la1es1 date set fonh below.

EACH SERIES OF THE TRUST LISTED ON APPENDIX A

Title:

Date:

Tl-IE BANK OF NEW YORK t\.1ELLON

Date: IA /1:L. / ( 7

APPE DIX A

ROBO Global lt Robotics and Automation Index CTF

SCHEDULE A

Books And Records To Be Maintained B,· The Bank

Source Documents requesting Crealions and Redempt ioni:; Correspondenc, c AP Inquiri es Reconciliations. hank statements. copies of canceled checks. cash proofs

Dail t:'vlonth\y rcconciliaiion of outstanding Share s belween the Trust and OTC Dividend Records Year-end Statements and Tax Forms

 21

EXHIBIT A

Fonn of Authorized Participant Agreement

 22